Exhibit 99.1

Item 5.	Interest in Securities of the Issuer

Item 5 of the Original Schedule 13D is hereby amended and restated in its entirety as follows:

(a) (b) The following information with respect to the ownership of Common Stock of the Issuer by the persons filing this statement on Schedule 13D is provided as of June 20, 2025:

Reporting Person	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class(2)
Norbert Bischofberger, Ph.D. (1)	0	0	0	0	0	0	0%

Norbert W. & Inger A. Bischofberger Revocable Inter Vivos Trust, dtd August 29, 1994	0	0	0	0	0	0	0%

Norbert W. Bischofberger and Inger A. Bischofberger, Trustees of the David Michael Anthony Dynasty GST Exempt Trust dated April 29, 2020	0	0	0	0	0	0	0%

Norbert W. Bischofberger and Inger A. Bischofberger, Trustees of the David Michael Anthony Dynasty GST Non-Exempt Trust dated April 29, 2020	0	0	0	0	0	0	0%

Norbert W. Bischofberger and Inger A. Bischofberger, Trustees of the Irene Alisha Bischofberger Dynasty GST Exempt Trust dated April 29, 2020	0	0	0	0	0	0	0%

Norbert W. Bischofberger and Inger A. Bischofberger, Trustees of the Irene Alisha Bischofberger Dynasty GST Non-Exempt Trust dated April 29, 2020	0	0	0	0	0	0	0%